Exhibit 4.4
Execution Version

REGISTRATION RIGHTS AGREEMENT

by and among

Barings Private Credit Corporation,

RBC Capital Markets, LLC,

J.P. Morgan Securities LLC,

Wells Fargo Securities, LLC,

BMO Capital Markets Corp.,

and

Fifth Third Securities, Inc.

Dated as of August 18, 2026

REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is made and entered into as of August 18, 2026, by and among Barings Private Credit Corporation, a Maryland corporation (the “Company”), and RBC Capital Markets, LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BMO Capital Markets Corp. and Fifth Third Securities, Inc., as the representatives (together, the “Representatives”) to the other several initial purchasers (collectively, the “Initial Purchasers”) of $350,000,000 aggregate principal amount of the Company’s 6.500% Notes due 2031 (the “Notes”) listed on Schedule A to the Purchase Agreement (as defined below).
This Agreement is made pursuant to the Purchase Agreement, dated as of August 13, 2026 (the “Purchase Agreement”), among the Company and the Representatives on behalf of the Initial Purchasers (i) for the benefit of the Initial Purchasers and (ii) for the benefit of the holders from time to time of the Registrable Notes, including the Initial Purchasers. In order to induce the Initial Purchasers to purchase the Notes, the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the obligations of the Initial Purchasers as set forth in Section 7(i) of the Purchase Agreement. The parties hereby agree as follows:
SECTION 1.    Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:
Additional Interest: As defined in Section 5 hereof.
Advice: As defined in the last paragraph of Section 6 hereof.
Agreement: As defined in the preamble hereto.
Broker-Dealer: Any broker or dealer registered under the Exchange Act.
Business Day: Any day other than a Saturday, Sunday or U.S. federal holiday or a day on which banking institutions or trust companies located in New York, New York are authorized or obligated to be closed.
Commission: The U.S. Securities and Exchange Commission.
Company: As defined in the preamble hereto.
Consummate: A registered Exchange Offer shall be deemed “Consummated” for purposes of this Agreement upon the occurrence of (i) the filing with the Commission of the Exchange Offer Registration Statement relating to the Exchange Notes to be issued in the Exchange Offer and its becoming or being declared effective under the Securities Act, (ii) the maintenance of the continuous effectiveness of such Registration Statement, and the keeping of the Exchange Offer open, for a period not less than the minimum period required pursuant to Section 3(b) hereof, and (iii) the delivery by the Company to the Registrar under the Indenture of Exchange Notes in the same aggregate principal amount as the aggregate principal amount of Notes that were tendered by Holders thereof pursuant to the Exchange Offer.
Controlling Person: As defined in Section 8(a) hereof.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Exchange Offer: The registration by the Company under the Securities Act of the Exchange Notes pursuant to a Registration Statement pursuant to which the Company offers the Holders of all outstanding Registrable Notes the opportunity to exchange all such outstanding Registrable Notes held by such Holders for Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of the Registrable Notes tendered in such exchange offer by such Holders.
Exchange Offer Registration Statement: The Registration Statement relating to the Exchange Offer, including the related Prospectus.
Exchange Notes: The 6.500% Notes due 2031 of the same series under the Indenture as the Notes, to be issued to Holders in exchange for Registrable Notes pursuant to this Agreement.
FINRA: Financial Industry Regulatory Authority, Inc.
Holder: As defined in Section 2(b) hereof.
Indemnified Holder: As defined in Section 8(a) hereof.
Indenture: The Base Indenture dated as of June 11, 2025, by and between the Company and the Trustee, as supplemented by the Third Supplemental Indenture, to be dated as of August 18, 2026, by and between the Company and the Trustee, pursuant to which the Notes are to be issued, as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof.
Initial Placement: The issuance and sale by the Company of the Notes to the Initial Purchasers pursuant to the Purchase Agreement.
Initial Purchasers: As defined in the preamble hereto.
Interest Payment Date: As defined in the Indenture and the Notes.
Issue Date: The date of this Agreement, August 18, 2026.
Notes: As defined in the preamble hereto.
Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
Prospectus: The prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.
Purchase Agreement: As defined in the preamble hereto.
Registrable Notes: Each Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer for an Exchange Note entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is distributed by a Broker-Dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein), (d) the date on which such Note does not bear a restricted CUSIP number and is sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by such Note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company or pursuant to the Indenture and (e) the date on which such Note ceases to be outstanding.
Registration Default: As defined in Section 5 hereof.
Registration Statement: Any registration statement of the Company relating to (a) an offering of Exchange Notes pursuant to an Exchange Offer or (b) the registration for resale of Registrable Notes pursuant to the Shelf Registration Statement, which is filed pursuant to the provisions of this Agreement, in each case, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.
Representative: As defined in the preamble hereto.
Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Shelf Filing Deadline: As defined in Section 4(a)(x) hereof.
Shelf Registration Statement: As defined in Section 4(a)(x) hereof.
Suspension Period: As defined in the final paragraph of Section 4(a) hereof.
Trustee: U.S. Bank Trust Company, National Association.
Trust Indenture Act: The Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.
Underwritten Registration or Underwritten Offering: A registration in which securities of the Company are sold to an underwriter for reoffering to the public.
SECTION 2.    Notes Subject to this Agreement.
(a)    Registrable Notes. The securities entitled to the benefits of this Agreement are the Registrable Notes.
(b)    Holders of Registrable Notes. A Person is deemed to be a holder of Registrable Notes (each, a “Holder”) whenever such Person owns Registrable Notes.
SECTION 3.    Registered Exchange Offer.
(a)    Unless the Exchange Offer shall not be permissible under applicable law or Commission policy, the Company shall (i) use its commercially reasonable efforts to cause the Exchange Offer to be Consummated on the earliest practicable date after the Exchange Offer Registration Statement has become or been declared effective, but in no event later than 365 days after the Issue Date (or if such

365th day is not a Business Day, the next succeeding Business Day) and (ii) in connection with the foregoing, (A) file all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become or be declared effective, (B) if applicable, file a post-effective amendment to such Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings in connection with the registration and qualification of the Exchange Notes to be made under the state securities or blue sky laws of such jurisdictions as are necessary to permit Consummation of the Exchange Offer. The Exchange Offer Registration Statement shall be on the appropriate form permitting registration of the Exchange Notes to be offered in exchange for the Registrable Notes and to permit resales of Notes held by Broker-Dealers as contemplated by Section 3(c) hereof. The Company shall use its commercially reasonable efforts to cause all Exchange Notes to have the same CUSIP number.
(b)    The Company shall use its commercially reasonable efforts to cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to Consummate the Exchange Offer; provided, however, that in no event shall such period be less than 20 Business Days after the commencement of the Exchange Offer. The Company shall cause the Exchange Offer to comply with all applicable federal and state securities laws. No securities other than the Exchange Notes shall be included in the Exchange Offer Registration Statement.
(c)    The Company shall indicate in a “Plan of Distribution” section contained in the Prospectus forming a part of the Exchange Offer Registration Statement that any Broker-Dealer who holds Notes that are Registrable Notes and that were acquired for its own account as a result of market-making activities or other trading activities (other than Registrable Notes acquired directly from the Company) may exchange such Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by such Broker-Dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement. Such “Plan of Distribution” section shall also contain all other information with respect to such resales by Broker-Dealers that the Commission may require in order to permit such resales pursuant thereto, but such “Plan of Distribution” shall not name any such Broker-Dealer or disclose the amount of Notes held by any such Broker-Dealer except to the extent required by the Commission.
The Company shall use its commercially reasonable efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 6(c) hereof to the extent necessary to ensure that it is available for resales of Notes acquired by Broker-Dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement becomes or is declared effective and (ii) the date on which a Broker-Dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.
The Company shall provide sufficient copies of the latest version of such Prospectus to Broker-Dealers promptly upon request at any time during such 180-day (or shorter as provided in the foregoing paragraph) period in order to facilitate such resales.

SECTION 4.    Shelf Registration.
(a)    Shelf Registration. If (i) the Company is not required to file an Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) for any reason the Exchange Offer is not Consummated within 365 days after the Issue Date (or if such 365th day is not a Business Day, the next succeeding Business Day), or (iii) with respect to any Holder of Registrable Notes (A) such Holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, (B) such Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such Holder or (C) such Holder is a Broker-Dealer and holds Notes acquired directly from the Company or one of its affiliates, then, upon such Holder’s request, the Company shall:
(x)    cause to be filed a shelf registration statement pursuant to Rule 415 under the Securities Act, which may be an amendment to the Exchange Offer Registration Statement (in either event, the “Shelf Registration Statement”), as soon as practicable, but in no event later than the earliest to occur of (1) the 60th day after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement, (2) the 60th day after the date on which the Company receives notice from a Holder of Registrable Notes as contemplated by clause (iii) above and (3) the 365th day after the Issue Date (or if such 365th day is not a Business Day, the next succeeding Business Day) (the “Shelf Filing Deadline”), which Shelf Registration Statement shall provide for resales of all Registrable Notes the Holders of which shall have provided the information required pursuant to Section 4(b) hereof; and
(y)    use its commercially reasonable efforts to cause such Shelf Registration Statement to become or be declared effective by the Commission at the earliest possible time, but in no event later that the 120th day after the Shelf Filing Deadline (or if such 120th day is not a Business Day, the next succeeding Business Day).
The Company shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended as required by the provisions of Sections 6(b) and (c) hereof to the extent necessary to ensure that it is available for resales of Registrable Notes entitled to the benefit of this Section 4(a), and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of at least one year following the effective date of such Shelf Registration Statement (or shorter period that will terminate when all the Notes covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement or are otherwise no longer Registrable Notes).
Notwithstanding the foregoing, the Company may suspend the offering and sale under the Shelf Registration Statement (the “Suspension Period”) for a period or periods if (i) the board of directors of the Company (the “Board”) reasonably determines that the continued use of such Shelf Registration Statement would (A) require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board (1) would be required to be made in such Shelf Registration Statement so that such Shelf Registration Statement would not be materially misleading and (2) would not be required to be made at such time but for the continued use of such Shelf Registration Statement or (B) would in the good faith and judgment of the Board be expected to have a material adverse effect on the Company or its business or on the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction and (ii) the Company notifies the underwriters, if any, and the Holders of Registrable Notes within five days after the Board makes the relevant determination set forth in clause (i) above; provided that the period or periods of suspension under clause (i) above shall not exceed, in the aggregate, 60 days in any twelve-month period during which the Shelf Registration Statement is required to be effective.
(b)    Provision by Holders of Certain Information in Connection with the Shelf Registration Statement. No Holder of Registrable Notes may include any of its Registrable Notes in any Shelf Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 10 Business Days after receipt of a request therefor, such information as the Company may reasonably request for use in connection with any Shelf Registration Statement or Prospectus or preliminary Prospectus included therein or amendment or supplement thereto. Each Holder as to which any Shelf Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.
SECTION 5.    Additional Interest. If (i) unless the Exchange Offer shall not be permissible under applicable law or Commission policy, the Exchange Offer Registration Statement has not been Consummated on or prior to the 365th day after the Issue Date (or if such 365th day is not a Business Day, the next succeeding Business Day), (ii) in the event the Company is required to file a Shelf Registration Statement pursuant to Section 4(a) hereof, (A) the Shelf Registration Statement is not filed by the Shelf Filing Deadline or (B) the Shelf Registration Statement has not become or been declared effective by the Commission on or prior to the 120th day after the Shelf Filing Deadline (or if such 120th day is not a Business Day, the next succeeding Business Day) or (iii) any Registration Statement required by this Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being immediately succeeded by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iii), a “Registration Default”) then, with respect to the first 90-day period immediately following the occurrence of such Registration Default, the interest rate on the Registrable Notes will be increased by 0.25% per annum and will increase by an additional 0.25% per annum on the principal amount of Notes with respect to each subsequent 90-day period, up to a maximum of additional interest of 0.50% per annum (“Additional Interest”). Any amounts of Additional Interest due pursuant to this Section 5 will be paid in cash on the relevant Interest Payment Date to Holders of record on the relevant regular record dates. Following the cure of all Registration Defaults relating to any particular Registrable Notes, the interest rate borne by the relevant Registrable Notes will be reduced to the original interest rate borne by such Registrable Notes; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Registrable Notes shall again be increased pursuant to the foregoing provisions.
All obligations of the Company set forth in the preceding paragraph that are outstanding with respect to any Registrable Note at the time such security ceases to be a Registrable Note shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.
Notwithstanding the foregoing, (i) the amount of Additional Interest payable shall not increase because more than one Registration Default has occurred and is pending at any given time and (ii) a Holder of Registrable Notes that has not provided the information required pursuant to Section 4(b) hereof within the time period set forth therein shall not be entitled to Additional Interest with respect to a Registration Default that pertains to the relevant Shelf Registration Statement.

SECTION 6.    Registration Procedures.
(a)    Exchange Offer Registration Statement. In connection with the Exchange Offer, the Company shall comply with all of the applicable provisions of Section 6(c) hereof, shall use its commercially reasonable efforts to effect such exchange to permit the sale of Registrable Notes being sold in accordance with the intended method or methods of distribution thereof, and shall comply with all of the following provision:
(i)    As a condition to its participation in the Exchange Offer pursuant to the terms of this Agreement, each Holder of Registrable Notes shall furnish, upon the request of the Company, prior to the Consummation thereof, a written representation to the Company (which may be contained in the letter of transmittal contemplated by the Exchange Offer Registration Statement) to the effect that (A) it is not an affiliate of the Company, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any Person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer, (C) it is acquiring the Exchange Notes in its ordinary course of business, (D) if it is a Broker-Dealer that holds Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Notes acquired directly from the Company or any of its affiliates), it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by it in the Exchange Offer, and (E) if it is a Broker-Dealer, that it did not purchase the Notes to be exchanged in the Exchange Offer from the Company or any of its affiliates. In addition, all such Holders of Registrable Notes shall otherwise cooperate in the Company’s preparations for the Exchange Offer. Each Holder hereby acknowledges and agrees that any Broker-Dealer and any such Holder using the Exchange Offer to participate in a distribution of the securities to be acquired in the Exchange Offer (1) could not under Commission policy as in effect on the date of this Agreement rely on the position of the Commission enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters (which may include any no-action letter obtained pursuant to clause (i) above), and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Notes acquired by such Holder directly from the Company.
(b)    Shelf Registration Statement. In connection with the Shelf Registration Statement, the Company shall comply with all the provisions of Section 6(c) hereof and shall use its commercially reasonable efforts to effect such registration to permit the sale of the Registrable Notes being sold in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will as expeditiously as is commercially reasonable prepare and file with the Commission a Shelf Registration Statement relating to the registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Registrable Notes in accordance with the intended method or methods of distribution thereof.
(c)    General Provisions. In connection with any Registration Statement and any Prospectus required by this Agreement to permit the sale or resale of Registrable Notes (including, without limitation, any Registration Statement and the related Prospectus required to permit resales of Notes by Broker-Dealers), the Company shall:

(i)    use its commercially reasonable efforts to keep such Registration Statement continuously effective during the period required by this Agreement and provide all requisite financial statements;
(ii)    upon the occurrence of any event that would cause any such Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Registrable Notes during the period required by this Agreement, the Company shall file promptly an appropriate amendment to such Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its commercially reasonable efforts to cause such amendment to become or be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purpose(s) as soon as practicable thereafter;
(iii)    prepare and file with the Commission such amendments and post-effective amendments to the applicable Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period set forth in Section 3 or 4 hereof, as applicable, or such shorter period as will terminate when all Registrable Notes covered by such Registration Statement have been sold; cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rules 424 or 497 under the Securities Act, and to comply fully with the applicable provisions of Rules 424, 430A and 497 under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;
(iv)    advise the underwriter(s), if any, and selling Holders promptly and, if requested by such Persons, to confirm such advice in writing, (A) when the Prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to any Registration Statement or any post-effective amendment thereto, when the same has become or been declared effective, (B) of any request by the Commission for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Notes for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, (D) of the existence of any fact or the happening of any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Notes under state securities or blue sky laws, the Company shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;
(v)    furnish without charge to the Initial Purchasers, each selling Holder named in any Registration Statement that has requested such copies, if any, and each of the underwriter(s), if any, before filing with the Commission, copies of any Registration Statement or any Prospectus included therein or any amendments or supplements to any such Registration Statement or

Prospectus (other than any documents that will be incorporated by reference in such Registration Statement or Prospectus), which documents will be subject to the review and comment of such requesting Holders and underwriter(s) in connection with such sale, if any, for a period of at least five Business Days, and the Company will not file any such Registration Statement or Prospectus or any amendment or supplement to any such Registration Statement or Prospectus to which the Initial Purchasers of Registrable Notes covered by such Registration Statement or the underwriter(s), if any, shall reasonably object in writing within five Business Days after the receipt thereof (such objection to be deemed timely made upon confirmation of facsimile transmission within such period). The objection of the Initial Purchasers or underwriter, if any, shall be deemed to be reasonable if such Registration Statement, amendment, Prospectus or supplement, as applicable, as proposed to be filed, contains a material misstatement or omission;
(vi)    make the Company’s representatives reasonably available to the Initial Purchasers for customary due diligence matters;
(vii)    make available at reasonable times for inspection by the Initial Purchasers, any Holder, the managing underwriter(s), if any, participating in any disposition pursuant to such Registration Statement and any attorney or accountant retained by the Initial Purchasers, Holder or any of the underwriter(s), in each case subject to confidentiality agreements in form and substance customarily entered into by the Initial Purchasers or underwriters, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement or any post-effective amendment thereto subsequent to the filing thereof and prior to its effectiveness and to participate in meetings with investors to the extent reasonably requested by the managing underwriter(s), if any;
(viii)    if requested by any selling Holders listed as selling securityholders in any Registration Statement or the underwriter(s), if any, promptly incorporate in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders and underwriter(s), if any, may reasonably request to have included therein, including, without limitation, information relating to the “Plan of Distribution” of the Registrable Notes, information with respect to the principal amount of Registrable Notes being sold to such underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Notes to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(ix)    furnish to the Initial Purchasers, each selling Holder and each of the underwriter(s), if any, without charge, at least one copy of the Registration Statement, as first filed with the Commission, and of each amendment thereto, including financial statements and schedules, if requested, all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference), unless, in each case, publicly available;
(x)    deliver to each selling Holder and each of the underwriter(s), if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons reasonably may request; the Company hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders and each of the underwriter(s), if any, in connection with the offering and the sale of the Registrable Notes covered by the Prospectus or any amendment or supplement thereto;
(xi)    in connection with an underwritten offering pursuant to a Shelf Registration Statement, enter into such agreements (including an underwriting agreement), and make such representations and warranties, and take all such other commercially reasonable actions in connection therewith in order to expedite or facilitate the disposition of the Registrable Notes. In furtherance of the foregoing, the Company shall:
(A)    furnish to the Initial Purchasers, each selling Holder and each underwriter in such substance and scope as they may reasonably request and as are customarily made by issuers to underwriters in primary underwritten offerings, upon the date of the effectiveness of the Shelf Registration Statement:
(1)    a certificate, dated the effectiveness of the Shelf Registration Statement, signed by (y) the Chief Executive Officer, the President or any Vice President and (z) a principal financial or accounting officer of the Company, confirming customary matters;
(2)    if requested by a majority of selling Holders, an opinion, dated the date of effectiveness of the Shelf Registration Statement, of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings;
(3)    a customary comfort letter, dated the date of effectiveness of the Shelf Registration Statement, from the Company’s independent accountants, in the customary form and covering matters of the type customarily requested to be covered in comfort letters by underwriters in connection with primary underwritten offerings;
(B)    set forth in full or incorporate by reference in the underwriting agreement, if any, the indemnification provisions and procedures of Section 8 hereof with respect to all parties to be indemnified pursuant to said Section; and
(C)    deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with Section 6(c)(xi)(A) hereof and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company pursuant to this Section 6(c)(xi), if any.
If at any time the representations and warranties of the Company contemplated in Section 6(c)(xi)(A)(1) hereof cease to be true and correct, the Company shall so advise the Initial Purchasers and the underwriter(s), if any, and each selling Holder promptly and, if requested by such Persons, shall confirm such advice in writing;
(xii)        prior to any public offering of Registrable Notes, cooperate with the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Registrable Notes under the state securities or blue sky laws of such jurisdictions as the selling Holders or underwriter(s), if any, may request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Notes covered by the Shelf Registration Statement; provided, however, that the

Company shall not be required to register or qualify as a foreign corporation where it is not then so qualified or to take any action that would subject it to the service of process in suits or to taxation, other than as to matters and transactions relating to the Registration Statement, in any jurisdiction where it is not then so subject;
(xiii)    in the case of a Shelf Registration Statement, shall issue, upon the request of any Holder of Notes covered by the Shelf Registration Statement and only in connection with any valid sale of Notes by such Holder pursuant to such registration statement (and provided that such Holder delivers such certificates or opinions reasonably requested by the Company in connection with such sale), Exchange Notes having an aggregate principal amount equal to the aggregate principal amount of Notes surrendered to the Company by such Holder in exchange therefor or being sold by such Holder; such Exchange Notes to be registered in the name of such Holder or in the name of the purchaser(s) of such Exchange Notes, as the case may be; in return, the Notes held by such Holder shall be surrendered to the Company for cancellation;
(xiv)        in the case of a Shelf Registration Statement, and subject to the forms of the Indenture, cooperate with the selling Holders and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates or book-entry receipts, as applicable, representing Registrable Notes to be sold and not bearing any restrictive legends; and enable such Registrable Notes or such book-entry receipts, as applicable, to be in such denominations and registered in such names as the Holders or the underwriter(s), if any, may request at least two Business Days prior to any sale of Registrable Notes made by such Holders or underwriter(s);
(xv)        use its commercially reasonable efforts to cause the Registrable Notes covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such Registrable Notes, subject to the proviso contained in Section 6(c)(xii) hereof;
(xvi)        if any fact or event contemplated by Section 6(c)(iv)(D) hereof shall exist or have occurred, prepare a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Notes, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading;
(xvii)    not later than the effective date of the Registration Statement covering such Exchange Notes, provide that the CUSIP and ISIN numbers for all Exchange Notes shall be the same unrestricted CUSIP and ISIN numbers as borne by the existing Notes and provide the Trustee under the Indenture with printed certificates for such Exchange Notes which are in a form eligible for deposit with the Depository Trust Company and take all other action necessary to ensure that all such Exchange Notes are eligible for deposit with the Depository Trust Company;
(xviii)    cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of FINRA;

(xix)        otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 under the Securities Act (which need not be audited) for the twelve-month period (A) commencing at the end of any fiscal quarter in which Registrable Notes are sold to underwriters in a firm commitment or commercially reasonable efforts Underwritten Offering or (B) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement; and
(xx)        cause the Indenture to continue to be qualified under the Trust Indenture Act as of, and not later than the effective date of the first Registration Statement required by this Agreement, and, in connection therewith, cooperate with the Trustee and the Holders of Exchange Notes to effect such changes to the Indenture as may be required for such Indenture to remain so qualified in accordance with the terms of the Trust Indenture Act; and to execute and use its commercially reasonable efforts to cause the Trustee to execute, all documents that may be required to effect such changes and all other forms and documents required to be filed with the Commission to enable such Indenture to be so qualified in a timely manner.
Each Holder agrees by acquisition of a Registrable Note that, upon receipt of any notice from the Company of the existence of any fact of the kind described in Section 6(c)(iv)(D) hereof or any Suspension Period, such Holder will forthwith discontinue disposition of Registrable Notes pursuant to the applicable Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(xvi) hereof, or until it is advised in writing (the “Advice”) by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. If so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Notes that was current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of such Registration Statement set forth in Section 3 or 4 hereof, as applicable, shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6(c)(iv)(D) hereof or notice of any Suspension Period to and including the date when each selling Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(xvi) hereof or shall have received the Advice; provided, however, that no such extension shall be taken into account in determining whether Additional Interest is due pursuant to Section 5 hereof or the amount of such Additional Interest, it being agreed that the Company’s option to suspend use of a Registration Statement pursuant to this paragraph shall be treated as a Registration Default for purposes of Section 5 hereof.
SECTION 7.    Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement will be borne by the Company regardless of whether a Registration Statement becomes or is declared effective, including, without limitation: (i) all registration and filing fees and expenses (including filings made by the Initial Purchasers or Holder with FINRA (and, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel that may be required by the rules and regulations of FINRA)); (ii) all fees and expenses of compliance with federal securities and state securities or blue sky laws; (iii) all expenses of printing (including printing certificates for the Exchange Notes to be issued in the Exchange Offer and printing of Prospectuses), messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Company; (v) application and filing fees in connection with listing the Notes on a securities exchange or automated quotation system pursuant to the requirements thereof; and (vi) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance).
The Company will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.
SECTION 8.    Indemnification.
(a)    The Company agrees to indemnify and hold harmless (i) each Holder and (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any Holder (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”) and (iii) the respective officers, directors, partners, employees, representatives and agents of any Holder or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Indemnified Holder”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including, without limitation, and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, settling, compromising, paying or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable and documented fees and expenses of counsel to any Indemnified Holder), joint or several, directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made), not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by an untrue statement or omission or alleged untrue statement or omission that is made in reliance upon and in conformity with information relating to any of the Holders furnished in writing to the Company by or on behalf of any of the Holders expressly for use therein. This indemnity agreement shall be in addition to any liability which the Company may otherwise have.
In case any action or proceeding (including any governmental or regulatory investigation or proceeding) shall be brought or asserted against any of the Indemnified Holders with respect to which indemnity may be sought against the Company, such Indemnified Holder (or the Indemnified Holder controlled by such Controlling Person) shall promptly notify the Company in writing; provided, however, that the failure to give such notice shall not relieve any of the Company of its obligations pursuant to this Agreement unless and to the extent the Company did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses. Such Indemnified Holder shall have the right to employ its own counsel in any such action and the reasonable and documented fees and expenses of such counsel shall be paid, as incurred, by the Company (regardless of whether it is ultimately determined that an Indemnified Holder is not entitled to indemnification hereunder). The Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys (in addition to one local counsel for all indemnified parties taken as a whole in each jurisdiction reasonably required and, in the event of an actual conflict, one additional counsel in each relevant jurisdiction for the affected indemnified parties similarly situated taken as a whole) at any time for such Indemnified Holders, which firm shall be designated by the Holders. The Company shall be liable for any settlement of any such action or proceeding effected with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed, and the Company agrees to indemnify and hold harmless any Indemnified Holder from and against any loss, claim, damage, liability or expense by reason of any settlement of any action effected with the written consent of the Company. The Company shall not, without the prior written consent of each Indemnified Holder, settle or compromise or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Holder is a party thereto), unless such settlement, compromise, consent or termination (i) includes a complete and unconditional release of each Indemnified Holder from all liability arising out of such action, claim, litigation or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Holder.
(b)    Each Holder of Registrable Notes agrees, severally and not jointly, to indemnify and hold harmless the Company and its directors and officers who sign a Registration Statement, and any Person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company and its officers, directors, partners, employees, representatives and agents, to the same extent as the foregoing indemnity from the Company to each of the Indemnified Holders, but only with respect to claims and actions based on information relating to such Holder furnished in writing by or on behalf of such Holder expressly for use in any Registration Statement. In case any action or proceeding shall be brought against the Company or its directors or officers or any such Controlling Person in respect of which indemnity may be sought against a Holder of Registrable Notes, such Holder shall have the rights and duties given to the Company, and the Company and its directors and officers and such Controlling Person shall have the rights and duties given to each Holder by the preceding paragraph. This indemnity agreement shall be in addition to any liability which Holders may otherwise have.
(c)    If the indemnification provided for in this Section 8 is unavailable to an indemnified party under Section 8(a) or (b) hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, judgments, actions or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Holders, on the other hand, from the Initial Placement (which in the case of the Company shall be deemed to be equal to the total gross proceeds to the Company from the Initial Placement), the amount of Additional Interest which did not become payable as a result of the filing of the Registration Statement resulting in such losses, claims, damages, liabilities, judgments, actions or expenses, and such Registration Statement, or if such allocation is not permitted by applicable law, the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnified Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Indemnified Holders, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in the second paragraph of Section 8(a) hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.
The Company and each Holder of Registrable Notes agrees that it would not be just and equitable if contribution pursuant to this Section 8(c) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, none of the Holders (and its related Indemnified Holders) shall be required to contribute, in the aggregate, any amount in excess of the amount by which the total discount received by such Holder with respect to the Notes exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 8(c) are several in proportion to the respective principal amount of Notes held by each of the Holders hereunder and not joint.
Notwithstanding any other provision in this Section 8, no party shall be entitled to indemnification or contribution under this Agreement in violation of Section 17(j) of the Investment Company Act of 1940, as amended.
SECTION 9.    Rule 144A. The Company hereby agrees with each Holder, for so long as any Registrable Notes remain outstanding, to make available to any Holder or beneficial owner of Registrable Notes in connection with any sale thereof and any prospective purchaser of such Registrable Notes from such Holder or beneficial owner, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Registrable Notes pursuant to Rule 144A under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.
SECTION 10.    Participation in Underwritten Registrations. No Holder may participate in any Underwritten Registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Notes on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements.
SECTION 11.    Selection of Underwriters. If requested by the Holders of a majority in aggregate principal amount of the Registrable Notes covered by the Shelf Registration Statement, the Holders of Registrable Notes covered by the Shelf Registration Statement who desire to do so may sell such Registrable Notes in an Underwritten Offering. In such Underwritten Offering, the investment banker(s) and managing underwriter(s) that will administer such offering will be selected by the Holders of a majority in aggregate principal amount of the Registrable Notes included in such offering; provided, however, that such investment banker(s) and managing underwriter(s) must be reasonably satisfactory to the Company.
SECTION 12.    Miscellaneous.

(a)    Remedies. The Company hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
(b)    No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s securities under any agreement in effect on the date hereof.
(c)    Adjustments Affecting the Notes. The Company will not take any action, or permit any change to occur, with respect to the Registrable Notes that would materially and adversely affect the ability of the Holders to Consummate any Exchange Offer.
(d)    Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Company have (i) in the case of Section 5 hereof and this Section 12(d)(i), obtained the written consent of Holders of all outstanding Registrable Notes and (ii) in the case of all other provisions hereof, obtained the written consent of Holders of a majority of the outstanding principal amount of Registrable Notes (excluding any Registrable Notes held by the Company or its Affiliates). Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof that relates exclusively to the rights of Holders whose securities are being tendered pursuant to the Exchange Offer and that does not affect directly or indirectly the rights of other Holders whose securities are not being tendered pursuant to such Exchange Offer may be given by the Holders of a majority of the outstanding principal amount of Registrable Notes being tendered or registered; provided, however, that, with respect to any matter that directly or indirectly affects the rights of the Initial Purchasers hereunder, the Company shall obtain the written consent of the Initial Purchasers with respect to which such amendment, qualification, supplement, waiver, consent or departure is to be effective.
(e)    Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), facsimile, or air courier guaranteeing overnight delivery:
(i)    if to a Holder, at the address set forth on the records of the Registrar under the Indenture, with a copy to the Registrar under the Indenture;
if to the Company:

Barings Private Credit Corporation
300 South Tryon Street, Suite 2500
Charlotte, North Carolina, 28202
Attention: Ashlee Steinnerd
Email: ashlee.steinnerd@barings.com

With a copy to:

Dechert LLP
1900 K Street, NW
Washington, DC 20006
Attention: Harry S. Pangas
Email: harry.pangas@dechert.com

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by e-mail; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee at the address specified in the Indenture.
(f)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation, and without the need for an express assignment, subsequent Holders of Registrable Notes; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Registrable Notes from such Holder.
(g)    Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other method of electronic transmission) and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(h)    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
(i)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES THEREOF.
(j)    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
(k)    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Notes. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(l)    Third Party Beneficiaries. Each Holder shall be a third party beneficiary to the agreements made hereunder between the Company, on the one hand, and the Initial Purchasers, on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of other Holders hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
BARINGS PRIVATE CREDIT CORPORATION
By:    /s/ Elizabeth A. Murray
    Name: Elizabeth A. Murray
    Title: Chief Financial Officer and Chief Operating
Officer

The foregoing Registration Rights Agreement is hereby confirmed and accepted as of the date first above written:

RBC CAPITAL MARKETS, LLC

BY:    /s/ Saurabh Monga
NAME: Saurabh Monga
TITLE: Managing Director, Co-Head of Spec. Fin

J.P. MORGAN SECURITIES LLC

BY:    /s/ Stephen L. Sheiner
NAME: Stephen L. Sheiner
TITLE: Executive Director

WELLS FARGO SECURITIES, LLC

BY:    /s/ Carolyn Hurley
NAME: Carolyn Hurley
TITLE: Managing Director

BMO CAPITAL MARKETS CORP.

BY:    /s/ Zain Leela
NAME: Zain Leela
TITLE: Managing Director, Co-Head of US FIG DCM

FIFTH THIRD SECURITIES, INC.

BY:    /s/ Ryan Newth
NAME: Ryan Newth
TITLE: Managing Director